Exhibit 23.2

Norman T. Reynolds Law Firm. P. C.

P.O. Box 246

186 Henkel Circle

Round Top, Texas 78954

Telephone (713) 503-9411

Telecopier (713) 456-2509

February 7, 2020

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Sunstock, Inc. – Form S-8

Gentlemen:

We have acted as counsel to Sunstock, Inc., a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-8 relating to the registration of 314,000,000 shares of its common stock, par value $0.0001 per share, which are issuable pursuant to the Company’s Employees, Officers, Directors, and Consultants Stock Plan for the Year 2020.

We hereby consent to all references to our firm included in this Registration Statement, including the opinion of legality.

Very truly yours,

/s/ Norman T. Reynolds Law Firm, P. C.